Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Donegal Group Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.
Our report dated March 14, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states Donegal Group Inc. acquired Michigan Insurance Company on December 1, 2010 and management excluded from its assessment of the effectiveness of Donegal Group Inc.’s internal control over financial reporting as of December 31, 2010, Michigan Insurance Company’s internal control over financial reporting associated with total assets of approximately $213.5 million and total revenues of approximately $2.4 million included in the consolidated financial statements of Donegal Group Inc. as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of Donegal Group Inc. also excluded an evaluation of the internal control over financial reporting of Michigan Insurance Company as of December 31, 2010.
/s/ KPMG LLP

Philadelphia, Pennsylvania
May 26, 2011